Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BLYTH, INC.

FIRST: The name of the corporation (the “Corporation”) is

Blyth, Inc.

SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total authorized capital stock of the Corporation shall be 5,000 shares of common stock, $0.01 par value per share.

FIFTH: The business of the Corporation shall be managed under the direction of the Board of Directors of the Corporation (the “Board of Directors”) except as otherwise provided by law. The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Corporation (the “By-Laws”). Election of directors need not be by written ballot unless the By-Laws shall so provide.

SIXTH: The Board of Directors may make, alter or repeal the By-Laws except as otherwise provided in the By-Laws adopted by the Corporation’s stockholders.

SEVENTH: The directors shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the DGCL.

1. A director shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for those breaches and acts or omissions with respect to which the DGCL expressly provides that this provision shall not eliminate or limit such personal liability of directors. Neither the modification or repeal of this paragraph 1 of Article SEVENTH nor any amendment to the DGCL that does not have retroactive application shall limit the right of the directors hereunder to exculpation from personal liability for any act or omission occurring prior to such amendment, modification or repeal.

2. The Corporation shall indemnify each director and officer of the Corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the By-Laws, and in furtherance hereof the Board of Directors is expressly authorized to amend the By-Laws from time to time to give full effect hereto, notwithstanding possible self-interest of the directors in the action being taken. Neither the modification or repeal of this paragraph 2 of Article SEVENTH nor any amendment to the DGCL that does not have retroactive application shall limit the right of the directors and the officers to indemnification hereunder with respect to any act or omission occurring prior to such modification, amendment or repeal.

3. Expenses incurred by any person who may have a right of indemnification under this Article SEVENTH in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation.

EIGHTH: Because Carlyle U.S. Equity Opportunity Fund, L.P. and its affiliates (collectively, “Carlyle”), and certain partners, directors, officers, employees and agents of Carlyle (each, a “Related Person”), are substantial stockholders of the Corporation and in anticipation that at some time in the future (including without limitation, entities in which Carlyle acquires an interest) may engage in the same or similar activities or lines of business as the Corporation and may thereby be interested in the same corporate opportunities as the

Corporation, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Carlyle (including the service of Related Persons as officers and directors of the Corporation), the provisions of this Article EIGHTH are set forth pursuant to Section 122(17) of the DGCL to regulate and define the conduct of certain affairs of the Corporation as they may involve Carlyle and Related Persons, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

1. Carlyle shall have no duty not to (i) engage in, acquire or possess an interest in any other business venture of any kind, nature or description, independently or with others, whether or not such ventures are competitive with or in the same or similar lines of business as the Corporation or (ii) engage in business or other dealing with persons or entities transacting business with the Corporation. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any such venture or business of Carlyle and acknowledges that neither Carlyle nor any Related Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of Carlyle’s participation in any such venture.

2. In the event that Carlyle acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both Carlyle and the Corporation, Carlyle shall have no duty to offer or communicate information regarding such corporate opportunity to the Corporation. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in any such corporate opportunity and acknowledges that Carlyle shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Carlyle pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Corporation.

3. In the event that a Related Person serving as an officer or director of the Corporation acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both Carlyle and the Corporation, such officer or director shall have no duty to offer or communicate information regarding such corporate opportunity to the Corporation except as provided below. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in any such corporate opportunity and acknowledges that such officer or director shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that Carlyle pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not communicate or offer information regarding such corporate opportunity to the Corporation, provided, however, that any corporate opportunity which is expressly offered to a Related Person in writing solely in his or her capacity as an officer or director of the Corporation shall belong to the Corporation.

4. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article EIGHTH.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred herein upon the Corporation’s stockholders, directors and officers are granted subject to this reservation.

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